Eco Science Solutions Announces Appointment of A. Carl Mudd as Chairman of the Board

MAUI, HI, Dec. 28, 2020 (GLOBE NEWSWIRE) -- via NewMediaWire -- Eco Science Solutions, Inc., (OTCBB: ESSI) (the “Company”) a vertically focused consumer engagement and enterprise software provider, announced today that the Company entered into a Board Advisory Agreement in which Mr. A. Carl Mudd agreed to serve as the Chairman of the Board of Directors of the Company (the “Board”) and as Ombudsman for the Company pursuant to Rule 53 of the Federal Rules of Civil Procedure, and to the Order and Judgment in the settlement of a lawsuit entitled In re Eco Science Solutions, Inc. Shareholder Derivative Litigation Lead Civil No. 1:17-cv-00530-LEW-WRP (D. Haw.)

Among his key responsibilities in this position, Mr. Mudd will chair meetings of the Company’s Board, shareholders and executive sessions of the Board, coordinate the activities of the directors of the Board, serve as a formal liaison between the Company's senior management and the directors of the Board, coordinate the activities of the Board's operating committees and assist management in maintaining effective communication with the Company's shareholders.

With extensive management experience, especially in the financial area, he has spent over 18 years consulting with and mentoring CEOs and board of directors of major companies on global strategy, business processes and international operations. In addition, he has 27 years of experience in international companies holding the key executive positions of chief financial officer, chief operating officer, and president. Mr. Mudd currently and has previously served as a member of the board of directors and chairman of the audit committee of other China- and U.S.-based NASDAQ and AMEX listed companies and as an advisory director to several large privately held companies. He also served as a Statutory Director and Chairman of the Nominating & Corporate Governance Committee of the National Association of Corporate Directors-North Texas Chapter and as Director in Residence with the Institute for Excellence in Corporate Governance-School of Management, University of Texas at Dallas. He is a Certified Public Accountant, holds a business degree from St. Edward's University in Austin, Texas and a Certification of Director Education from The National Association of Corporate Directors Institute.

"Appointing Mr. Mudd as Chairman of the Board of Directors of the Company, and as Ombudsman for the Company is quite a positive step for ESSI as it reestablishes itself in the investment community. The Company has been diligently focused on product innovation and working through corporate governance matters to position itself for future growth,” said Mr. Michael Rountree, Eco Science Solutions Chief Financial Officer. In this capacity, Carl will ensure that the Board and Management closely work together in a well-coordinated, effective and efficient manner. We believe this reflects our strong commitment to good corporate governance practices and will prove beneficial to the Company and our shareholders," continued Mr. Rountree.

About Eco Science Solutions*
Headquartered in Maui, Hawaii, with operations in Southern California, Eco Science Solutions, Inc. is an enterprise technology Company delivering solutions to the multibillion-dollar health and wellness industry. The Company continues to develop its Herbo Platform as a premier consumer engagement and enterprise application for health, wellness and alternative medicine businesses.
The Herbo platform is a 360-degree ecosystem for business location, communications between consumers and business operators, inventory management / selection, payment facilitation, delivery arrangement and unitized accounting.

*Eco Science Solutions, Inc. is not in the business of growing, manufacturing, or distributing cannabis.

SOURCE: Eco Science Solutions, Inc.

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